UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2003

NaviSite, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27597	52-2137343
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Minuteman Road, Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 682-8300

Item 9. Regulation FD Disclosure.

On March 17, 2003, NaviSite, Inc. (the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended January 31, 2003 (the “Form 10-Q”). During the Company’s regular quarterly earnings conference call held on March 17, 2003 at approximately 5:45 pm EST, the Company made a comment for which clarification may be appropriate.

The Form 10-Q indicates that as of January 31, 2003, the Company had a total of 315 customers. During the earnings call, the Company indicated that it had 500 customers. The discrepancy between 315 customers and 500 customers (a difference of 185 customers) can be clarified as follows:

New customers between January 31, 2003 and March 17, 2003. Between January 31, 2003, which is the last day of the second quarter, and March 17, 2003, the date the Form 10-Q was filed and the date of the earnings call, the Company acquired 50 new customers.

Non-recurring Professional Services customers. Generally, the Company does not include non-recurring Professional Services customers in the number of reported customers. However, during the period in question, the Company had 50 non-recurring Professional Services customers.

Customers of ClearBlue Technologies, Inc. Pursuant to an Outsourcing Agreement which was filed as an exhibit to the Form 10-Q, the Company provides certain management services as well as manages the day-to-day operations of data centers owned by ClearBlue Technologies, Inc. (“CBT”) which includes providing services to approximately 85 customers. The Company is a majority owned subsidiary of CBT and its affiliates.

For the purposes of clarification, the number of customers reported in the Form 10-Q does not include new customers acquired between January 31, 2003 and March 17, 2003, non-recurring Professional Services customers and the customers of CBT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2003	NAVISITE, INC.

	By:	/s/ Kevin Lo
Kevin Lo Chief Financial Officer